Exhibit 99.1

Syniverse Completes Acquisition by The Carlyle Group

TAMPA, Fla. – Jan. 13, 2011 – Syniverse Technologies, a leading provider of technology and business solutions for the global telecommunications industry, today announced that it has completed the process of being acquired by an affiliate of The Carlyle Group, a global alternative asset manager, for approximately $2.6 billion.

Pursuant to the terms of the merger agreement, Syniverse’s stockholders are entitled to receive $31.00 in cash, without interest, less any applicable withholding taxes, for each share of Syniverse common stock owned by them. As a result of the merger, Syniverse’s common stock will no longer be listed for trading on the New York Stock Exchange.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Syniverse common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

Equity capital for the transaction came from Carlyle Partners V, a $13.7 billion U.S. buyout fund, and debt provided by Barclays Capital, Credit Suisse, Goldman Sachs, and Sumitomo Mitsui Banking Corporation.

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About Syniverse

Syniverse Technologies makes mobile work for more than 800 mobile operators, cable and Internet providers, and enterprises in over 160 countries. With unmatched expertise and more than 20 years simplifying the complexities of roaming, messaging and networking, Syniverse serves as the force at the center of the mobile communications universe, keeping people connected today and forging new connections for tomorrow. Nobody knows mobile like Syniverse. For more information, visit www.syniverse.com, follow Syniverse on Twitter or find Syniverse on Facebook.

About Carlyle

The Carlyle Group is a global alternative asset manager with $97.7 billion of assets under management committed to 76 funds as of September 30, 2010. Carlyle invests across three asset classes - private equity, real estate and credit alternatives - in Africa, Asia, Australia, Europe, North America and South America focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $64.7 billion of equity in 1015 transactions. The Carlyle Group employs more than 900 people in 19 countries. As of June 30, 2009, in the aggregate, Carlyle portfolio companies have more than $84 billion in revenue and employ more than 398,000 people around the world. Web: www.carlyle.com; Case Studies: www.carlylegroupcreatesvalue.com; Video: www.youtube.com/OneCarlyle.

For more information:

Jim Huseby

Syniverse Investor Relations

+1 813.637.5000

Bobby Eagle

Syniverse Public Relations

+1 813.637.5050

bobby.eagle@syniverse.com

Chris Ullman

The Carlyle Group

+1 202.729.5399

chris.ullman@carlyle.com